Exhibit 99.1

National & Retail Trades and First Call

For release: April 12, 2007 at 8:30 AM (DST)

KOHL'S CORPORATION REPORTS MARCH COMPARABLE STORE SALES INCREASE OF 16.8 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – April 12, 2007 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended April 7, 2007 increased 25.4 percent over the five-week period ended April 1, 2006. On a comparable store basis, sales increased 16.8 percent.  For the nine weeks ended April 7, 2007, total sales increased 20.4 percent while comparable store sales increased 11.8 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “March sales results were driven by strong performance in spring apparel categories such as shorts, tees, tanks, dresses, and swimwear.  The earlier Easter holiday this year also benefited March sales.  As a result, we now expect to achieve approximately a 5% comparable sales increase for the first quarter versus our earlier expectations of a 2%-4% comparable sales increase.  This would imply a March/April combined comparable sales increase of 5% to 6%.”

	Sales Summary
	($ in millions)
	Fiscal Period Ended		% Inc.	This Year
	April 7,	April 1,	All	Comp
	2007	2006	Stores	Stores

March	$ 1,547.7	$ 1,233.8	25.4%	16.8%
YTD	$ 2,477.0	$ 2,057.5	20.4%	11.8%

On April 7, 2007, the Company operated 824 stores in 45 states, compared to 741 in 41 states at the same time last year.

The Company celebrates the grand opening of ten new stores today, which includes its initial entry into Idaho.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, beginning at 8:30 AM EDT on Thursday, April 12.  The dial-in number for the replay is (719) 457-0820 (Pass Code:  2080436).

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464